UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 10
AMENDMENT NO. 2

General Form for Registration of Securities
Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934

AMINCOR, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	30-0658859 (IRS Employer Identification No.)

1350 Avenue of the Americas, 24th FL
New York, NY  10019
(Address of registrant’s principal executive offices & zip code)

(347) 821-3452
(Registrant’s telephone number, including area code)

Registrant contact:

John R. Rice III.
 1350 Avenue of the Americas. 24th FL
New York, NY  10019
(347) 821-3452

Copies to:

Steven L. Siskind, Esq.
1103 Stewart Avenue, Suite 200
Garden City, New York 11530
(516) 222-1100
Fax: (516) 222-1106

Securities to be Registered Under Section 12(b) of the Act:  None

Securities to be Registered Under Section 12(g) of the Act:

Class A Common Stock, $.001 Par Value and Class B Common Stock, $.001 Par Value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

AMINCOR, INC.

EXPLANATORY NOTE

On August 4, 2010 we filed our  General Form for Registration of Securities on Form 10 to register our Class A and Class B Common Stock, each with a  par value of $.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our  Registration Statement became effective on October 4, 2010.  Accordingly, we aresubject to the requirements of Regulation 13A under the Exchange Act, which requires usto file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.  In addition, we are required to comply with all other obligations applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

In this registration statement, unless the context indicates otherwise, the terms “Amincor,” “Company,” “Registrant,” “we,” “us” and “our” refer to Amincor, Inc., and its wholly owned subsidiary Tulare Holdings, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “scheduled,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

The forward-looking statements in this registration statement speak only as of the date hereof and caution should be taken not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to certain events, risks and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this registration statement as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under Item 1A Risk Factors and elsewhere in this registration statement. We do not undertake any obligation to update or reserve any forward looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We are required  to file quarterly and annual reports and other information with the United States Securities and Exchange Commission, (the SEC). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

Our Web site which is located at http://www.amincorinc.com is currently under construction. When the website is completed, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other required filings).

ITEM 1.  BUSINESS

“We are a food processing company that is in the business of processing, freezing, packaging and shipping frozen vegetables. We operate through our wholly owned subsidiary Tulare Holdings, Inc.  Tulare Holdings, Inc. was incorporated in Delaware on December 29, 2008 at which time 100% of the membership interests in Tulare Frozen Foods, LLC, a California limited liability company, was transferred to Tulare Holdings, Inc. by Tulare Frozen Foods LLC’s two members, John R. Rice, III and Joseph F. Ingrassia, who through a clerical error had inadvertently been named as the Members of Tulare Frozen Foods, LLC, upon its formation on October 4, 2007.

When this error was discovered, on December 29, 2008, each of Mr. Rice and Mr. Ingrassia, withdrew as members of Tulare Frozen Foods, LLC and the sole member of Tulare Frozen Foods, LLC became Tulare Holdings, Inc.  Concurrently, on December 29, 2008, Tulare Holdings, Inc. sold 37.5 shares representing 25% of the issued and outstanding shares of Tulare Holdings, Inc. to Capstone Special Purpose Fund, LP, a Delaware limited partnership, and 112.5 shares representing 75% of the issued and outstanding shares of Tulare Holdings, Inc. to a wholly owned subsidiary of Capstone Cayman Special Purpose Fund, L.P. Hammond Investments, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, at a per share price of  $1.00, or an aggregate purchase price of $150.00.

On January 5, 2010, Tulare Holdings, Inc. repurchased all of Capstone Special Purpose Fund, LP and Hammond Investments, Ltd. outstanding shares for an aggregate purchase price of $150.00.  Concurrently, in accordance with a verbal employment agreement with James E. Fikkert, Tulare Holdings, Inc’s President, Tulare Holdings, Inc. sold ten shares of common stock to Mr. Fikkert for the nominal consideration of $10.00.  As a result, Mr. Fikkert became the sole shareholder of Tulare Holdings, Inc.

On July 30, 2010, Mr. Fikkert completed a share exchange transaction with Amincor pursuant to which Amincor acquired all of the issued and outstanding shares of Tulare Holdings, Inc. from Mr. Fikkert  in exchange for 1,600 shares of Amincor restricted Class A common stock.  As a result of this transaction, Tulare Holdings, Inc. became a wholly owned subsidiary of Amincor.”

The Company  is now comprised of Tulare Holdings, Inc. and the subsequent acquired companies referenced in our Form 8-K’s filed on October 19, 2010.

Tulare occupies a 35 acre site, in Lindsay, California, strategically located in the San Joaquin Valley which provides an abundant supply of locally grown vegetables for processing.  The Tulare site includes 350,000 square feet of buildings for warehousing, production, and manufacturing, with excess capacity for future growth and product diversification. Tulare is located within close proximity to the local railroad, with a rail line on the property premises and also owns a water rights permit.

Tulare’s current product line includes frozen spinach, southern greens, broccoli, cauliflower, and peppers. These products are available in individual quick freezing (“IQF”) bulk, wet pack cartons, and two and three pound poly bags for retail and foodservice markets. The Tulare customer base is approximately 80% food service, 15% retail, and five percent industrial. Frozen spinach currently accounts for 75% of Tulare’s volume, southern greens accounts for 20%, and the remaining five percent consists of sales of broccoli and cauliflower.

Tulare has developed a private label for wet pack spinach, which is sold to retail food markets. Tulare supplies three pound wet pack spinach to three major institutional food service distributors, representing 80% of Tulare’s annual sales.  Additional market growth is targeted in the packaging of other leafy greens and peppers by establishing Tulare as the low cost producer.

To better align itself with the competition within its industry Tulare hopes to expand its current customer base on the east coast by importing frozen fruits and vegetables from abroad.  In addition, Tulare intends to acquire additional market share associated with a new wet pack pouch design that would better cater to its foodservice customers and to increase its market share beyond the east coast to include other regions of the United States and Canada as well.

By expanding its presence Tulare seeks to become a frozen food distributor rather than just a frozen food processor.  Management believes that the costs and associated risks correlated with processing frozen fruits and vegetables domestically will be mitigated by the shift towards imported produce as well as costs associated with the lack of diversification of the current product mix.  Tulare intends to accomplish this by expanding their offerings to include value added products and by building a new state of the art facility to handle domestic production.  In addition, Tulare may seek to acquire a significant food processing and/or distribution company in an effort to facilitate this goal should an opportunity to do so be made available.

Tulare requires additional capital to expand and improve its facilities and equipment and additional personnel to achieve economies of scale needed to become more profitable. Equipment improvements, including high-speed packaging lines, expansion into rice, pasta and other products would enable the company to reduce costs, increase market share, and diversify operations. A diversified product line is essential, as environmental conditions in any given year can have a positive or negative impact on a particular crop, and ultimately Tulare’s revenues.

Competition

Tulare’s competition is divided into two segments: (1) Name Brands and (2) Private Labeled frozen fruit and vegetable products.  The Name Brand segment includes larger food processors such as Birds Eye Foods, LLC, which sells vegetables under the “Birds Eye” brand.  The Private Labeled segment includes smaller food processors that package fruits and vegetables under a supermarket’s in store brand name.  Tulare’s current competitors are primarily in the Private Labeled segment of the industry.  Tulare’s major customer base is found in the Private Labeled sector.  Tulare considers Private Labeled packers as the current source of competition, with the Name Brand competitors being the future competition of Tulare.  The Private Labeled packer segment is much more segmented and is generally comprised of smaller, privately owned companies when compared to the Name Brand segment.  There are approximately seven companies that Tulare deems as its direct competitors, including Seneca Foods Corporation, Patterson Frozen Foods, Inc. and National Frozen Foods Corporation.  Tulare’s primary market is located on the east coast of the United States.  Tulare distributes its products to its end user customer through a broker network.

Personnel

Tulare currently has 13 full time employees and believes that its employee relations are good.  Tulare’s executive officers are Mr. James E. Fikkert, who serves as the President, and Mr. Douglas Hagin, who serves as the Chief Financial Officer.

History of the Company

Amincor, Inc. was incorporated under the laws of the state of Nevada on October 8, 1997 under the name GSE Group, Inc. GSE Group, Inc. was originally formed to provide consulting services for reverse mergers to public shell corporations and private companies seeking to gain access to the public markets. On October 20, 1997, GSE Group, Inc. changed its name to Global Stock Exchange Corp. and on April 28, 2000, Global Stock Exchange Corp. changed its name to Joning Corp (“Joning”). In July 2000, Joning ceased its business activities.  On March 8, 2002, Joning filed a Registration Statement on Form 10-SB under the Securities Exchange Act of 1934 (the “Exchange Act”) as a shell company with the purpose of finding a suitable company for a reverse merger transaction.  Joning ceased filing periodic reports subsequent to its filing of its Form 10-QSB on October 24, 2004 as it did not have the personnel or resources to continue the filings and there was no operating business or pending business transactions.  On February 2, 2010 Joning changed its name to Amincor, Inc.

Joning had no operations until December 2009. In December 2009, the controlling shareholders of the Company, John R. Rice, III and Joseph F. Ingrassia, who were also the controlling shareholders of Capstone Capital Management, Inc., the General Partner of both the Capstone Cayman Special Purpose Fund, L.P. and the Capstone Special Purpose Fund, LP (collectively, the “Capstone Funds”) transferred the Company to the limited partners and creditors of the Capstone Funds. In connection with such transfers, the Company was assigned all of the right, title and interest of the debt owed to the Capstone Funds by Capstone Business Credit, LLC and Capstone Capital Group I, LLC, which were asset based lenders (collectively, the “Lenders”).  The Lenders assigned to the Company their security interests in substantially all of the assets in the following companies that had been financed through the Lenders: Allentown Metal Works, Inc., Baker’s Pride, Inc., Epic Sports International, Inc., Imperia Masonry Supply Corp., Tulare Holdings, Inc., Tyree Holding Corp. and Whaling Distributors, Inc. (collectively, “Borrower Entities”).

Due to the defaults by the Borrower Entities to the Lenders and the Lenders subsequent default to the Capstone Funds, the Capstone Funds acquired control of the various Borrower Entities.  The General Partner of the Capstone Funds, Capstone Capital Management, Inc., installed new management where applicable and restructured or liquidated various investments and consolidated operations of various Borrower Entities.  Thereafter, as authorized under Section 7.03 of the limited partnership agreements of the Capstone Funds, the General Partner authorized a Payment-In-Kind (“PIK”) of shares in Amincor to the investors in the Capstone Funds.  On December 31, 2009, the Company authorized the issuance of shares pursuant to the PIK to the limited partners of the Capstone Funds.

Pursuant to applicable Cayman Island and Delaware limited partnership law, those limited partners of the Capstone Funds that had placed redemption requests with trade dates prior to December 31, 2008, the date on which redemption on the Capstone Funds was suspended, became creditors of the Capstone Funds and were issued shares of preferred stock in Amincor and those limited partners that had placed redemption requests with trade dates subsequent to December 31, 2008 or that had not made redemption requests were issued shares of Class B non-voting common stock in Amincor. The PIK shares were assigned a value of ten ($10.00) dollars per share.  The number of shares allocated to each fund investor was determined based on the net asset value of the fund investor’s proportionate interest in the Capstone Funds as of December 31, 2009.  The issuance of the payment-in-kind shares settled all of the investor interests in the Capstone Funds.  The PIK was effective as of December 31, 2009 and all shares were issued to each class of shareholder shortly thereafter.

On January 28, 2010, the Company entered into separate letters of intent to acquire the outstanding stock of the following companies: Baker’s Pride, Inc., Epic Sports International, Inc., Masonry Supply Holding Corp., Tulare Holdings, Inc. and Tyree Holdings Corp. (collectively, the “Target Companies”).  Additional letters of intent were entered into with Allentown Metal Works, Inc. and Whaling Distributors, Inc., but were subsequently terminated by the Company after completion of its due diligence.  The acquisition of Tulare Holdings Inc. was completed on July 30, 2010 and the acquisitions of Baker’s Pride, Inc. Epic Sports International, Inc., Masonry Supply Holdings Corp. and Tyree Holdings Corp. were completed on October 18. 2010 as described in the Company’s October 19, 2010 8-K filings  with respect to such transactions.

Amincor’s officers and directors will be responsible for the strategic direction of the operating subsidiaries.  The Company intends to accomplish this through strategic planning, raising capital for business expansion via internal growth or acquisition and exploring opportunities for each subsidiary.  The executive management teams of each of the subsidiaries have  substantial experience in their respective fields and will have responsibility for the operation of their business unit subject to overall direction of Registrant’s management.

Amincor’s management is actively engaged with the management of each subsidiary to set mutually agreed upon goals and objectives.  By frequent site visits, weekly and monthly conference calls and various reporting requirements such as budget to actual comparison, cash flow monitoring, accounts payable and account receivable management, credit and collections discussion and reporting Amincor management is able to assist management of the subsidiaries in executing their business plans and making resources available to them.  Amincor management will also look for opportunities to further the subsidiaries business plans that may not be readily apparent to operating company management as they run the day to day operations of their company.

ITEM 1A. RISK FACTORS RELATING TO OUR SUBSIDIARY

Our ability to retain key personnel in the operating subsidiary will be an important factor in the success of our business and a failure to retain key personnel may result in our inability to manage and implement our business plan.

We are highly dependent upon the management personnel of our subsidiary company because of their experience in their industry. The competition for qualified personnel in the market in which our subsidiary operates is intense and the loss of the services of one or more of these individuals in any of these business segments may impair management's ability to operate our subsidiary.  We have not purchased key man life insurance on any of these individuals, which insurance would provide us with insurance proceeds in the event of their death. Without key man life insurance, we may not have the financial resources to develop or maintain an affiliated business until we could replace such individual and replace any business lost by the departure of that person.

The Company faces competition from larger and better-established companies.

The market for products in our subsidiary’s business is highly competitive.  Many of their competitors may have longer operating histories, greater financial, technical and marketing resources, and enjoy existing name recognition and customer bases. Competitors may be able to respond more quickly to technological change, competitive pressures, or changes in consumer demand. As a result of their advantages, the Company's competitors may be able to limit or curtail its ability to compete successfully. These competitive pressures could materially adversely affect the subsidiary’s business, financial condition, and results of operations.

Global economic conditions may materially and adversely affect our business, financial condition and results of operations.

Unfavorable economic conditions, including the impact of recessions in the United States and throughout the world, may negatively affect our business and financial results.  These economic conditions could negatively impact (i) consumer demand for our products, (ii) the mix of our products’ sales, (iii) our ability to collect accounts receivable on a timely basis, (iv) the ability of suppliers to provide the materials required in our operations and (v) our ability to obtain financing or to otherwise access the capital markets.  The strength of the U.S. dollar versus other world currencies could result in increased competition from imported products and decreased sales to our international customers.  A prolonged recession could result in decreased revenue, margins and earnings.  Additionally, the economic situation could have an impact on our lenders or customers, causing them to fail to meet their obligations to us.  The occurrence of any of these risks could materially and adversely affect our business, financial condition and results of operations.

Two customers accounted for approximately 91% and 92% of Tulare’s revenue for the years ended December 31, 2009 and 2008, respectively. The loss of either of these customers could adversely affect our results of operations, financial condition, and profitability

In the years ended December 31, 2009 and 2008, respectively, Versa Marketing, Inc. and Allen’s, Inc. accounted for approximately 91% and 92% of revenue, respectively.  The loss of either of Versa Marketing, Inc. or Allen’s Inc.  would have a materially adverse effect on our results of operations and financial condition. At minimum, it would have a materially adverse effect on our operations during the short-term until we are able to generate replacement customers.  Other than their relationship as a customer, neither Versa Marketing, Inc. or Allen’s Inc. are affiliated with the Registrant or Tulare.

Changes of prices for products

While the prices of the Company's products are projected to be in line with those from market competitors, there can be no assurance that they will not decrease in the future. Competition may cause the Company to lower prices in the future. Moreover, it is difficult to raise prices even if internal costs of production increase.

Limited current sales and marketing capability

Though the Company has key personnel with experience in sales, marketing and distribution to market its products, the Company must either retain and hire the necessary personnel to distribute and market its products or enter into collaborative arrangements or distribution agreements with third parties who will market such products or develop their own marketing and sales force with technical expertise and supporting distribution capability. There can be no assurance that the Company will be able to retain or hire the personnel with sufficient experience and knowledge to distribute and market its products or be able to enter into collaborative or distribution arrangements or develop its own sales force, or that such sales and marketing efforts, including the efforts of the companies with which the Company has entered into collaborative agreements, will be successful.

Excess capacity in the vegetable industry may have a downward impact on selling price.

Our financial performance and growth are related to conditions in the United States’ vegetable growing industry which is a mature industry with a modest growth rate during the last 10 years.  Our net sales are a function of product availability and market pricing.  In the vegetable farming industry, product availability and market prices tend to have an inverse relationship:  market prices tend to decrease as more product is available and to increase if less product is available.  Product availability is a direct result of plantings, growing conditions, crop yields and inventory levels, all of which vary from year to year.  Moreover, vegetable production outside the United States, particularly in Europe, Asia and South America, is increasing at a time when worldwide demand is being impacted by the global economic slowdown.  These factors may have a significant effect on supply and competition and create downward pressure on prices.  In addition, market prices can be affected by the planting and inventory levels and individual pricing decisions of our competitors.  Generally, market prices in the vegetable industry adjust more quickly to variations in product availability than an individual processor can adjust its cost structure; thus, in an oversupply situation, a producer’s margins likely will weaken.  We typically have experienced lower margins during times of industry oversupply.

Growing cycles and adverse weather conditions may decrease our results from operations.

Our operations are affected by the growing cycles of the vegetables we process.  When the vegetables are ready to be picked, we must harvest and process them quickly or forego the opportunity to process fresh picked vegetables for an entire year.   We set our planting schedules without knowing the effect of the weather on the crops or on the entire industry’s production. Weather conditions during the course of each vegetable crop’s growing season will affect the volume and growing time of that crop.

Increases in logistics and other transportation-related costs could materially adversely impact our results of operations.

Our ability to competitively serve our customers depends on the availability of reliable and low-cost transportation.  We use multiple forms of transportation to bring our products to market including rail cars and trucks.  Disruption to the timely supply of these services or increases in the cost of these services for any reason, including availability or cost of fuel, regulations affecting the industry, or labor shortages in the transportation industry, could have an adverse effect on our ability to serve our customers, and could materially and adversely affect our business, financial condition and results of operations.

If we are subject to product liability claims, we may incur significant and unexpected costs and our business reputation could be adversely affected.

Food processors are subject to significant liability should the consumption of their products cause injury or illness.  We work with regulators, the industry and suppliers to stay abreast of developments.  A product liability judgment against us could also result in substantial and unexpected expenditures, affect consumer confidence in our products, and divert management’s attention from other responsibilities.  Product liability claims may also lead to increased scrutiny by federal and state regulatory agencies and could have a material adverse effect on our financial condition and results of operation.   Although we maintain product liability insurance coverage, there can be no assurance that this level of coverage is adequate or that we will be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all.  A product recall or a partially or completely uninsured judgment against us could materially and adversely affect our business, financial condition and results of operations.

We generate agricultural food processing wastes and are subject to substantial environmental regulation.

As a food processor, we regularly dispose of produce wastes (silage) and processing water as well as materials used in plant operation and maintenance, and our plant boilers, which generate heat used in processing, produce generally small emissions into the air.  These activities and operations are regulated by federal and state laws and the respective federal and state environmental agencies.  Occasionally, we may be required to remediate conditions found by the regulators to be in violation of environmental law or to contribute to the cost of remediating waste disposal sites, which we neither owned nor operated, but in which, we and other companies deposited waste materials, usually through independent waste disposal companies.  Future possible costs of environmental remediation, contributions and penalties could materially and adversely affect our business, financial condition and results of operations.

We may undertake acquisitions or product innovations and may have difficulties integrating them or may not realize the anticipated benefits.

In the future, we may undertake acquisitions of other businesses or introduce new products, although there can be no assurances that these will occur.  Such undertakings involve numerous risks and significant investments.  There can be no assurance that we will be able to identify and acquire acquisition candidates on favorable terms, to profitably manage or to successfully integrate future businesses it may acquire or new products it may introduce without substantial costs, delays or problems.  Any of these outcomes could materially and adversely affect our business, financial condition and results of operations.

We are dependent upon a seasonal workforce and any inability to hire sufficient employees may adversely affect our business.

Our operations are located in a rural community that may not have sufficient labor pools, requiring us to hire employees from other regions.  An inability to hire and train sufficient employees during the critical harvest period could materially and adversely affect our business, financial condition and results of operations.

RISK FACTORS RELATING TO OUR SECURITIES

Shareholders will have little input regarding our management decisions due to the large ownership position held by our existing management and thus it would be difficult for shareholders to make changes in our operations or management. Therefore, shareholders will be subject to decisions made by management who are the majority shareholders, including the election of directors.

Our officers and directors directly own 6,426,320 shares of the total of 7,478,409 issued and outstanding Class A voting shares of our common stock (or approximately 86% of our outstanding voting stock) and are in a position to continue to control us. Such control enables our officers and directors to control all important decisions relating to the direction and operations of the Company without the input of our investors.  Moreover, investors will not be able to effect a change in our Board of Directors, business or management.

Our stockholders may have difficulty reselling their stock due to the absence of a public trading market.

There is presently no public trading market for our common stock.  We intend in the future to seek a market maker to apply to have our common stock quoted on the Over-the-Counter Bulletin Board, but have not done so to date.  Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock.  Even if a market for our common stock does develop, our stock price may be volatile, and such market may not be sustained.

Broker-dealers may be discouraged from effecting transactions in our shares because they may be considered penny stocks and may be subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), impose sales practice and disclosure requirements on broker-dealers who make a market in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges).  Our shares currently are not traded on any stock exchange nor are they quoted on the Over-the-Counter Bulletin Board. We may in the future seek a market maker to apply to have our common stock quoted on the Over-the-Counter Bulletin Board, but have not done so to date.  If we are successful in finding a market maker and successful in applying for quotation on the Over-the-Counter Bulletin Board, our stock may be considered a “penny stock.”  In that case, purchases and sales of our shares will be generally facilitated by broker-dealers who act as market makers for our shares.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (as defined by the Securities Act of 1933, as amended) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission (“SEC”) relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.  The additional sales practice and disclosure requirements imposed upon broker-dealers selling penny stock may discourage such broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Investors that need to rely on dividend income or liquidity should not purchase shares of our common stock.

We do not anticipate paying any dividends on our common stock for the foreseeable future. Investors that need to rely on dividend income should not invest in our common stock, as any income would only come from any rise in the market price of our common stock, which is uncertain and unpredictable. Investors that require liquidity should also not invest in our common stock. There is no established trading market, and should one develop, it will likely be volatile and such market may not be sustained.

Holders of our common stock may incur immediate dilution and may experience further dilution because of our ability to  issue additional shares of common stock and as a result of the possible exercise of holders of our preferred stock to convert to common stock after January 1, 2011.

We are authorized to issue up to 22,000,000 shares of Class A voting common stock. and 40,000,000 shares or Class B non-voting common stock and 3,000,000 shares of Preferred Stock.  At present, there are 7,478,409 Class A common shares and 21,176,262 Class B common shares and 1,752,823 shares of Preferred Stock issued and outstanding.  Our Board of Directors has the authority to cause us to issue additional shares of Class A common stock without the consent of any of our stockholders.  Consequently, our stockholders may experience more dilution in their percentage of ownership in the future.

Moreover, the conversion of our Preferred shares after January 1, 2011 on the basis of ten Class B Common Shares for each Preferred Share could result in dilution to our current holders of common stock and cause a significant decline in the market price for our common stock.

Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We are subject to the periodic reporting requirements of the Exchange Act that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Potential Conflicts of Interest

The directors and officers of the Company have no obligation to devote full time to the business of the Company.  They are required to devote only such time and attention to the affairs of the Company, as they may deem appropriate in their sole discretion.  It is anticipated that they will each spend approximately 70% of their time on their duties related to Amincor but they are under no obligation to continue to do so, nor are they restricted by an agreement not to compete with the Company and they may engage in other activities or ventures which may result in various conflicts of interest with the Company.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Business Environment

Volume in the Food Service Industry is down, as the result of over capacity and an excess of inventory.  Tulare Frozen Foods, LLC (“Tulare”) represents less than 1% of the frozen vegetable industry.  We are constantly receiving pressure to reduce pricing.  Capital expenditures on equipment and plant are necessary for Tulare to become more competitive and gain a larger market share in the Food Services Industry.

Tulare’s Business

Tulare was formed on October 5, 2007 and is a wholly-owned subsidiary of Tulare Holdings, Inc. (“Holdings”).  Holdings was incorporated on December 29, 2008 and at that time, 100% of the ownership of Tulare was contributed to Holdings by its prior principals.  On January 9, 2008, Tulare began operations in their current facility and has been operating there since.  Tulare’s plant consists of 350,000 square feet of which 40% is utilized for processing, freezing and storing vegetables. Tulare utilizes an onsite rail spur to ship frozen produce directly from its on site warehouse out to the east coast.  Utilizing this cost effective transportation method allows Tulare economies of scale to ship large quantities of product to virtually any location in the US.

The current product line includes frozen spinach, southern greens, broccoli cauliflower, and peppers. These products are available in individual quick freezing (IQF) bulk, wet pack cartons, and 2 and 3 pound poly bags for retail and foodservice markets. The Tulare customer base is approximately 80% food service, 15% retail, and 5% industrial. Frozen spinach currently represents 75% of the firm’s volume, southern greens accounts for 20%, and the remaining 5% represent broccoli & cauliflower.

Tulare has developed its own “Tulare” label for 3 pound wet pack spinach, which is used for spot business markets. Tulare supplies 3 pound and 40 pound wet pack spinach to three major food service distributors.  Additional growth is targeted in southern greens by establishing Tulare as the low cost producer.

Seasonality

Tulare’s revenues are generally higher in the first and fourth quarters because its customers are stocking up on products for the holidays and replenishing their inventories after the holidays.  Tulare’s business is dependent on delivery of crops from field operations to the plant.  The growing season and the level of rain and availability of water also effect the amount of product available for processing from field operations adding to the seasonality issues.  It is typical for the facility to run at full capacity during the harvest periods and sell from inventory during the balance of the year.

Although management is confident that it will succeed in raising additional working capital and equity for Tulare, there are no assurances that they will be successful in their endeavors.  However, management believes they have sufficient access to working capital to sustain operations through June 30, 2011.

Amount Due From Factor and Inventory

In 2008, in order to have access to immediate funding in order to finance their working capital needs, Tulare entered into a Discount Factoring Agreement (the “DFA”) with Capstone Business Credit, LLC (the “Lender”). Pursuant to the DFA, the Lender ,from time to time, purchased accounts, receivables and other forms of obligations and rights to payments owing to Tulare from its customers for goods sold or services rendered (collectively, “Accounts Receivable”).  In return for the purchase of these accounts, receivables and other forms of obligations and rights to payments, the Lender advanced Tulare 80% of the amount of the Accounts Receivable and took a security interest of Tulare’s assets.  The remaining 20% of the Accounts Receivable was held in a “Reserve Account”.  The Lender assumed the credit risk, collected the Accounts Receivable and provided bookkeeping and reporting services.  When the Lender collected a payment from customers, the Lender deducted its fees and interest from the Reserve Account and advanced the remaining amounts to Tulare.  Tulare paid the Lender a commission of one percent (1%) for the first sixty (60) days that the Account Receivable was outstanding.  After the first sixty (60) days if the Account Receivable had not been paid, the commission due to the Lender was one and one half percent (1.5%) for each additional thirty (30) day period. In addition to the fees above, interest of sixteen percent (16%) per annum (based on a 360 day year) was charged as of the last day of each month based on the face value of the Accounts Receivable outstanding.  In no event did conversion or interest rates under the DFA exceed the highest rated permitted under the laws of any applicable jurisdiction.

For Tulare, the amounts due from Factor at the end of 2009 was $318,000 less than they were at the end of 2008, because of increased collection efforts during the last three months of 2009.  The inventory on December 31, 2009 was only $9,900 more than it was at the end of 2008.

At the end of 2009, the Lender assigned all of its right, title and interest in the DFA to Amincor, Inc.  On 12/31/2009, Amincor terminated the DFA.  Since January 1, 2010, Tulare’s operations have been financed by allocations of capital from the Company.

Liquidity

Over the past two years, Tulare has suffered from a lack of liquidity because its plant and equipment are costly to maintain due to their age.  These additional costs have been reflected in the costs of sales.  In the last quarter of 2010 and in 2011, it is Tulare’s intention to raise enough capital to upgrade the plant and equipment to a state of the art production facility, allowing Tulare to be more competitive within the industry.  In addition, Tulare is currently implementing a plan as described below to increase working capital.  This will allow Tulare to diversify its product base through the importation and distribution of frozen vegetables, thereby improving its liquidity.  Tulare will continue to utilize its existing credit facility while it negotiates with new asset based lenders that specialize in financing agricultural businesses.

Management has made applications for asset based financing to several banks and asset based lenders for working capital financing.  Under the terms of a typical asset based financing agreement the lender takes the accounts receivable and inventory of the borrower as collateral for working capital advances.  Management anticipates that a working capital facility will be available to Tulare by June 30, 2011.

In addition to creating liquidity through a working capital facility secured by Tulare’s current assets Amincor’s management has entered into negotiations with an investment banking firm to underwrite a private equity investment in the Company which if successful will provide Tulare with the capital to purchase packaging equipment and make certain physical plant improvements that will reduce the cost of operations and increase efficiency thereby improving the liquidity of Tulare.

Tulare intends to purchase new packaging equipment that will allow it to package its frozen product in a form other than “wet pack”.  Management expects the new packaging to substantially increase sales as the new pouch can be frozen, boiled, opened and/or resealed for future use of the product.  Management also believes that as a result of an increase in working capital, volume of sales will increase and that Consumers and food service companies will actively seek out Tulare’s products in the new packaging because of its versatility.  Conversely, it is believed that the cost of operations will decrease using the new packaging system as the multiple handling that is current required of the “wet pack” product will no longer be required.

Existing Credit Facilities

Tulare will continue to utilize its existing capital allocation from its parent while it negotiates with new asset based lenders that specialize in financing agricultural businesses.  The current capital allocation consists of a purchase order allocation of $2,800,000 and an allocation of capital supported by accounts receivable.  The balance on the Purchase order allocation as of June 30, 2010 was $2,755,780.  The current interest rate on this loan is 16% simple interest and the loan agreement expires on January 17, 2013.  As of June 30, 2010, the line supported by accounts receivable had a reserve balance of $3,970,517 which is used to pay off the purchase order loan.  Tulare’s capital allocation is based on their incoming receivables and their cash needs on a weekly basis.  Amincor’s management discusses cash needs on a regular basis with Tulare’s management to ensure that all available allocations are agreed upon prior to funding.

Although management is confident that it will succeed in raising additional working capital and equity for Tulare, there are no assurances that they will be successful in their endeavors.  However, management believes that Tulare has sufficient access to working capital to sustain operations through June 30, 2011.

Fiscal 2009 compared to Fiscal 2008

“Net revenues for the years ended December 31, 2009 and 2008 by product line are as follows:

	2009		2008

Spinach	$8,620,000	76.2%	$9,281,000	81.6%
Greens	1,992,000	17.6%	1,498,000	13.2%
Broccoli	617,000	5.4%	453,000	4.0%
Cauliflower	95,000	0.8%	137,000	1.2%
	$11,324,000	100.0%	$11,369,000	100.0%

Net revenues were relatively unchanged for the years 2009 versus 2008.  The net revenues of the spinach line decreased by $561,000 in 2009 as compared to 2008 due to lower tonnage sold in 2009 due to less availability of the spinach crop in 2009.  The net revenues of the greens increased by $494,000 in 2009 as compared to 2008 due to higher selling prices and Tulare concentrated on selling greens as a replacement for the broccoli and cauliflower lines.  The net revenues of broccoli increased by $164,000 in 2009 as compared to 2008, and the net revenues of cauliflower decreased by $42,000 in 2009 as compared to 2008.  Tulare halted the sales of broccoli and cauliflower in October 2009 and June 2009, respectively, since each of these product lines were not profitable.  The broccoli line was reopened for the period January through June 2010 for a program for a specific customer, which was profitable to Tulare.”

Management believes the decrease of $44,685 was due to a decrease in market demand for frozen vegetables during 2009.  The cost of the products sold was $10,919,274 in 2009 as opposed to $15,490,647 in 2008.  This decrease of $4,571,373 was due to improved processes, product quality, and increased recovery rates of raw product, as a result of plant and management improvements in 2009.  Raw product purchases were approximately $4.7 million in 2008 as opposed to $3.2 million in 2009, a reduction of $1.5 million.  This reduction was the result of negotiated terms with the growers and reductions in raw product losses.  Further, reductions in utilities ($2.2 million in 2008, $1.4 million in 2009, a reduction of $800,000), packaging ($2.4 million in 2008, $2.0 million in 2009, a reduction of $400,000) and general expenses ($1.5 million in 2008, $1.1 million in 2009, a reduction of $400,000) contributed to the overall reduction in cost of goods sold, increasing gross profit.  Product quality increases associated with the installation of new blancher controls allowed Tulare to better regulate the time required to and temperature at which product was processed, yielding a more efficient use of plant utilities and machinery while increasing the consistency of Tulare’s products.  Finally, Tulare’s raw product recovery rate increased from approximately 70.66% in 2008 to approximately 79.26% in 2009.  While still slightly under the industry standard of 80%, the increase associated with the recovery rate translates into approximately 8.6% more finished product utilizing the same raw product inputs.

Tulare’s net loss from operating activities was $7,415,801 for 2009 compared to $7,962,316 in 2008.  Net cash used in operations was $2,378,618 in 2009 as compared to $7,464,353 in 2008.  This improvement is the result of improved processes, product quality, and increased recovery rates of raw product, as a result of plant and management improvements in 2009.

Tulare’s net cash used in investing activities was $84,283 for 2009 as compared to $446,545 for 2008, when the company upgraded existing equipment.

Tulare’s net cash provided by financing activities was $2,451,658 in 2009 as compared to $7,933,866 in 2008 due to the need to borrow less under its financing agreements as a result of improved gross profit margins.

Six Months Ended June 30, 2010

During the first six months of 2010, Tulare sales amounted to $5,700,849 indicating that 2010 will be close to 2009 in total sales for the year.  Because of improvements in the Cost of Goods Sold, the gross profit for the six months amounted to $810,731.  This represents a Gross Profit of 14.2% of sales over 2009 when the Gross Profit Percentage was 3.6% of sales.  The operating expenses at $803,831 are tending to be less that they were in 2009, and there was an operating income of $6,900 in the first six months.

ITEM 3. PROPERTIES

Registrant occupies space in a suite subleased by Capstone Business Credit, LLC and Capstone Capital Group I, LLC at 1350 Avenue of the Americas, 24th Floor, New York, NY 10019.  This space is provided to the Registrant without charge and is currently suitable for the Registrant’s operations.

Tulare Frozen Foods, LLC operates a vegetable processing facility on a 35 acre site located at 650 West Tulare Road, Lindsay, California.  Tulare Frozen Foods, LLC operates this facility under a lease agreement assigned to Amincor, Inc. expiring December 31, 2028 at an annual rent of $280,000.  The lease is at fair market rates. The facility is partially utilized and is currently suitable for Tulare Frozen Foods, LLC’s operations.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the beneficial ownership of our Class A voting common stock by (a) each person known to be a beneficial owner of more than 5% of our voting common stock as of June 30, 2010 by (b) each of our officers and directors; (c) all our officers and directors as a group.  Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address	Number of Class A Voting Shares Owned	Percentage of Class A Voting Shares Owned
John R. Rice III 1 Makamah Beach Road Fort Salonga, New York 11768	3,194,160	42.71%

Joseph F. Ingrassia 14511 Legends Blvd. N Ft. Meyers, Florida 33912	3,194,160	42.71%

Robert L. Olson 24 Brook Hill Lane Norwalk, CT 06851	38,000	0.51%

All Executive officers and Directors as a Group (3 persons)	6,426,320	85.93%”

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Our business will be managed by our officers and directors.  The following persons are our officers and directors:

Name	Age	Position	Director Since

John R. Rice III	66	President and Director	12/29/2009
Joseph F. Ingrassia	51	Vice-President, Secretary and Director	12/29/2009
Robert L. Olson	66	Chief Financial Officer and Director	12/29/2009

Unless otherwise indicated in the biographical information below, there are no family relationships among members of our management or our Board of Directors (the “Board”).

“John R. Rice III, President and Director

Mr. Rice has been the President and a Director of Amincor, Inc. since December 29, 2009 and is jointly responsible, with Mr. Ingrassia, for monitoring the operation and the performance of the operating subsidiary, its management team, execution of its business plans and its growth strategies, which includes identifying opportunities, analyzing acquisition or roll up opportunities, divestitures and investment in the operating subsidiary since January 2008.   In addition to his duties with his work at Amincor, Mr. Rice is a managing member and principal of the Capstone group of companies which he co-founded with Joseph F. Ingrassia in 1994. Mr. Rice was responsible for overseeing international marketing of Capstone’s programs and services to investors, joint venture partners and various parties who originated business opportunities for Capstone and was jointly responsible with Mr. Ingrassia for banking relationships, client and portfolio management, supervision of due diligence and legal documentation and accounting and administration.  Mr. Rice studied liberal arts and business at the University of Miami.

Joseph F. Ingrassia, Vice-President, Secretary and Director

Mr. Ingrassia has been the Vice-President, Secretary and a Director of Amincor, Inc. since December 29, 2009 and is jointly responsible, with Mr. Rice, for monitoring the operation and the performance of the operating subsidiary, its management team, execution of its business plan and its growth strategies, which includes identifying opportunities, analyzing acquisition or roll up opportunities, divestitures and investment in the operating subsidiaries January of 2008.  In addition to his duties at Amincor, Mr. Ingrassia is a managing member and principal of the Capstone group of companies which he co-founded with Mr. Rice in 1994.  Mr. Ingrassia was responsible for banking relationships, client and portfolio management, supervision of due diligence and legal documentation, and accounting and administration for the Capstone companies. Mr. Ingrassia received a Bachelor of Arts Degree in psychology from Siena College, in 1980 and an MBA from Golden Gate University in 1984.

Robert L. Olson, Treasurer, Chief Financial Officer and Director (“CFO”)

Mr. Olson has been the Treasurer, Chief Financial Officer and a Director of Amincor, Inc. since December 29, 2009 with responsibility for financial projections, preparation of financial reports and required schedules and analysis for the Company’s auditors.  In addition to with his work at Amincor, Mr. Olson has since 2006 been the Chief Financial Officer responsible for preparing financial statements for the Capstone group of companies in connection with the management of the various companies to which the Capstone group of companies had made loans and Mr. Olson supervises the accounting staff, monitors and reviews client account statements, accounts receivable reports, inventory reports, cash flow and other asset based loans and is responsible for accounts payable management, cash management, bank relationship management, general ledger management and audit coordination. Mr. Olson has been chief financial officer for private and publicly held corporations for more than 27 years. Mr. Olson received a Bachelor of Science Degree in accounting from Long Island University in 1965.

Mr. Rice, Mr. Ingrassia and Mr. Olson will each devote as much time as required to their duties as officer and directors of Amincor.  It is anticipated that they will spend approximately seventy percent (70%) of their time on their responsibilities related to Amincor.  The remaining thirty percent (30%) of their time will be spent managing the business operations of the Capstone group of companies.

The business of our operating subsidiary, Tulare Holdings, Inc. (“Holdings”), will be managed by its officers:

James E. Fikkert, President, 58

Mr. Fikkert has been President of Tulare Frozen Foods, LLC since January, 2008 and of Holdings since December 30, 2008.   Mr. Fikkert has an extensive background in the frozen food business with over 25 years of experience. Mr. Fikkert has a strong background in corporate, plant and field operations, planning, team building, supply chain management, and project management. Prior to his position at Tulare, Mr. Fikkert held various managerial positions at The Larsen Company, Birds Eye Foods, Inc., and Flexo Solutions, LLC. until March 2007 and joined Tulare in October 4, 2007. Mr. Fikkert received his Bachelors of Science from the University of Wisconsin in 1974.

Douglas Hagin, Chief Financial Officer, 63

Mr. Hagin was the acting CFO of Tulare on a consulting basis from October 2008 to March 1, 2010 at which time he became Tulare’s fulltime CFO.  Mr. Hagin is responsible for all financial projections and assists in completing the company’s monthly financial reports. In addition, Mr. Hagin is responsible for assisting the Tulare’s President in the company’s strategic planning. Prior to his position at Tulare, Mr. Hagin spent 25 years working in the frozen vegetable industry in various roles from the vice president of sales at Bellingham Frozen Foods to a logistics manager at Birds Eye Frozen Foods, Inc. Mr. Hagin received his Bachelors of Science in Business Administration from the University of Puget Sound in 1969.”

Family Relationships

There are no family relationships between any directors or executive officers of the Company, either by blood or by marriage.

Directorships

No Director of the Company or person nominated or chosen to become a Director holds any other directorship in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any other company registered as an investment company under the Investment Company Act of 1940, as amended.

Involvement in Certain Legal Proceedings

During the past ten years, no present or former director, executive officer or person nominated to become a director or an executive officer of the Company:

(1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

(2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Outstanding Equity Awards at Fiscal Year-End 2009 and 2010.

The following table provides information for the named executive officers on stock option holdings as of the end of 2009 and 2010.

None

Compensation of Directors

There was no compensation paid to any director during the years ended December 31, 2009 or 2010.

Directors serve without compensation and there are no standard or other arrangements for their compensation. There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any Director that would result in payments to such person because of his or her resignation with the Company, or its subsidiaries or any change in control of the Company. There are no agreements or understandings for any Director to resign at the request of another person. None of our Directors or executive officers acts or will act on behalf of or at the direction of any other person.

ITEM 6. EXECUTIVE COMPENSATION

To date Messrs Rice, Ingrassia and Olson have not received any compensation for their service as executive officers of Amincor.

The table below sets forth the compensation earned by Tulare Frozen Foods, LLC’s President for the fiscal years ended December 31, 2009 and 2008.  Additionally, the table sets forth the compensation earned by Tulare Frozen Foods, LLC’s President and Chief Financial Officer for the six months ended on June 30, 2010.  These individuals are the named executive officers of Tulare Frozen Foods, LLC.

Name and Principal Position	Year	Salary ($)	Bonus (S)	Stock Award($)	Option Award ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James Fikkert,	2008	$145,982	None	None	None	None	None	None	$145,982
President	2009	$150,000	None	None	None	None	None	None	$150,000
	2010	75,000	None	None	None	None	None	None	$75,000

Douglas Hagin, CFO	2010	$37,500	None	None	None	None	None	None	$37,500

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE

Relationships and Transactions

In addition to its real property as set forth in item 3 above, Tulare leases certain equipment from Amincor, Inc. at an annual rental of $200,000 for a term of five years. Management believes that such lease is at fair market rate.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as travel, meals and lodging while meeting with or on behalf of any of our subsidiary companies.  There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our Board.  All officers and directors must submit detailed expenses reports with explanatory receipts to the CFO of Amincor to be reimbursed.  The expenses reports are reviewed by Amincor’s Controller, Ruth Abady and approved by the CFO, Robert Olson before they are paid.  To date, Amincor, Inc. has not reimbursed any officers for expenses.

Director Independence

We have not established our own definition for determining whether our directors are “independent” nor have we adopted any other standard of independence employed by any national securities exchange or  inter-dealer quotation system and our current directors would not be deemed to be “independent” under any applicable definition since they are all officers of the Company.

ITEM 8. LEGAL PROCEEDINGS

The Company is not presently a party to any litigation, claim or assessment against it, and is unaware of any unasserted claim or assessment which will have a material effect on the financial position or future operations of the Company. No director, executive officer or affiliate of the Company or owner of record or beneficially of more than five percent of the Company’s common stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no public market for our common stock. Our common stock is not listed on any securities exchange or inter-dealer quotation system at the present time. We are not certain whether a trading market will develop for our common stock, or if it develops whether the trading market will be sustained. Investors in our common stock must be prepared to bear the entire economic risk of an investment in our common stock for an indefinite period of time.

Holders

As of September 15, 2010, there were 52 Class A stockholders of record, owning all of the 7,478,409 issued and outstanding shares of our Class A common stock; there were 68 institutional shareholders of record owning all of the 21,176,262 issued and outstanding shares of our Class B non-voting common stock and there were 36 institutional shareholders of record owning all of the 1,752,823 issued and outstanding shares of our Preferred Stock.

Amincor’s Class B Common and Preferred shares were issued to its stockholders based upon their investments in the Capstone Funds, as of December 31, 2009.  In exchange for their interests in the Capstone Funds, the investors in the Capstone Funds received shares in Amincor based on the net asset value of their interests in the Capstone Funds.  A share price of $100.00 for Preferred Stock and of $10.00 for Class B non-voting common stock was established  for the purpose of issuing shares in  Amincor to the investors of the Capstone Funds. in proportion to their respective interests in the Funds and were not indicative of the actual value of the stock at the time of issuance.

Dividends

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future.  It is the present intention of management to utilize all available funds for the development of our business.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

On March 2, 2010, we issued 21,176,262 restricted shares of Class B non-voting common stock to 68 accredited institutional investors as payment-in-kind for their interests in the Capstone  Funds .

On March 2, 2010, we issued 1,752,823 shares of Preferred Stock to 36 accredited institutional investors as payment-in-kind for their interests in Capstone  Funds.  On August 2, 2010, we issued 1,600 restricted shares of Class A voting common stock to the James E. Fikkert, the sole shareholder of Tulare Holdings, Inc. in exchange for all of the issued and outstanding shares of Tulare.  On August 18, 2010, we issued 413,249 shares to eight shareholders whose shares had inadvertently been cancelled when the shares acquired from them by Messrs Rice and Ingrassia were transferred to Messrs Rice and Ingrassia.

All of the foregoing issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended as transactions not involving a public offering.  The Class B and Preferred shares were issued as a payment-in-kind to investors in the Capstone Funds pursuant to the provisions of the Limited Partnership Agreements of each of the Capstone Funds upon the cessation of operations of the respective Funds.  There was no consideration received by the Registrant in connection with the issuance of any of these shares.  With respect to the issuance of the shares to the Tulare shareholder, the consideration received by Registrant was the acquisition of 100% of the outstanding Tulare Holdings shares.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General

We are registering our Class A voting Common Stock and Class B non-voting Common Stock under this registration statement.  The following is a summary of the rights, preferences, privileges and restrictions applicable to all of the capital stock of the Company.

We are authorized to issue 65,000,000 shares of stock, par value $.001 which are divided into 22,000,000 Class A voting common shares, par value $.001; 40,000,000 Class B non-voting common shares, par value $.001 and 3,000,000 Preferred Shares par value $.001.  As of the date of this Amendment to our registration statement, 7,478,409 shares of Class A common stock are outstanding, held by 52 shareholders of record;   21,176,262 shares of Class B common stock are outstanding held by 68 shareholders of record and 1,752,823 shares of Preferred stock are outstanding held by 36 shareholders of record.

Common stock

The holders of both classes of common stock are entitled to share equally in dividends, if any, as may be declared from time to time by the Board out of funds legally available provided however, that no cash dividends will be paid on the common stock until all shares of Preferred Stock have be redeemed or converted to commons stock.  The holders of the Class B common stock do not have any voting rights.  In the event of liquidation, the holders of both classes of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and any preference on preferred stock that may be then outstanding.  The stockholders do not have cumulative or preemptive rights.

Preferred stock

The Company may at any time or from time to time redeem on a pro rata basis issued and outstanding Preferred Shares by paying the holders thereof out of funds legally available therefore one hundred ($100) dollars for each share redeemed.  In the event of liquidation, dissolution or winding up of the corporation the Preferred Shares are entitled to payment at the rate of $100 per share before any payment is made to or set aside for the holders of Common Shares.

From and after January 1, 2011, holders of Preferred Shares are entitled to convert said shares into Class B common shares on the basis of 10 shares of common stock for each preferred share.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides liberal indemnification of officers and directors of Nevada corporations.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any officer, director, employee, or agent, who is, was, or is threatened to be, made a party to any action, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was an officer, director, employee, or agent, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of a criminal action, he had no reasonable cause to believe that his conduct was unlawful.  In the case in which a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of such action, the corporation must indemnify him for expenses, including attorneys’ fees, actually and reasonably incurred by him.

Our Articles of Incorporation and By-Laws provide for the mandatory indemnification and reimbursement of any director or officer against expenses actually and necessarily incurred by them in connection with the defense of an action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of the corporation, except in relation to matters as to which any such director or officer shall be adjudged to be liable for negligence or misconduct in the performance of duty.  Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, and vote of stockholders or otherwise.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements and supplementary data required by this item are set forth in Item 15 of this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not, and have not been, any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

List of Financial Statements

Amincor, Inc. (f/k/a Joning Corp.)

Report of Independent Registered Public Accounting Firm

Balance Sheets, as of December 31, 2009 and 2008

Statements of Income for the Years Ended December 31, 2009 and 2008

Statements of Stockholders’ Equity for the Years Ended December 31, 2009 and 2008

Statements of Cash Flows for the Years Ended December 31, 2009 and 2008

Notes to Financial Statements

Amincor, Inc. (f/k/a Joning Corp.)

Condensed Balance Sheet as of June 30, 2010 (Unaudited)

Condensed Statement of Income for the Six Months Ended June 30, 2010 (Unaudited)

Condensed Statement of Stockholders’ Equity for the Six Months Ended June 30, 2010 (Unaudited)

Condensed Statement of Cash Flows for the Six Months Ended June 30, 2010 (Unaudited)

Condensed Notes to Financial Statements (Unaudited)

Tulare Holdings, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2009 and 2008

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2009 and 2008

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008

Notes to Consolidated Financial Statements

Tulare Holdings, Inc. and Subsidiary

Condensed Consolidated Balance Sheets as of  June 30, 2010 (Unaudited)

Condensed Consolidated Statements of Operations and Accumulated Deficit (Unaudited)

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2010 (Unaudited)

Notes to Condensed Consolidated Financial Statements (Unaudited)

Exhibits

The following documents are furnished as exhibits to the registration form pursuant to Item 601 of Regulation S-K.

Exhibit No.	Title of Document

3.1	Articles of Incorporation*

3.2	By-Laws*

10.1	Share Exchange Agreement between Amincor, Inc. and Tulare Frozen Foods Inc.*

10.2	Letter of Intent for Acquisition of Tulare Holdings, Inc.

10.3	Discount Factoring Agreement between Capstone Business Credit, LLC and Tulare Frozen Foods, Inc.

10.4	Purchase Order Financing Agreement between Tulare Frozen Foods, Inc. and Capstone Capital Group I, LLC

10.4(i)	Amendment to Purchase Order Financing Agreement

10.5	Letter of Intent for the acquisition of Baker’s Pride, Inc.

10.6	Letter of Intent for the acquisition of Imperia Masonry Supply Corp.

10.7	Letter of Intent for the acquisition of Klip America, Inc.

10.8	Letter of Intent for the acquisition of Tyree Holdings Corp.

21	Subsidiaries – Tulare Holdings, Inc.*

99.2	Tulare Equipment Lease*

99.3	Amendment to Lease for Tulare Premises*

99.4	Amendment to Tulare Equipment Lease*

99.5	Organizational Chart – Capstone companies

99.6	Organizational Chart – Tulare Holdings, Inc.

* Incorporated by reference from Registration Statement on Form 10 filed with the Securities and Exchange Commission on August 4, 2010.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AMINCOR, INC.

Date: January 7, 2010	By:	/s/ John R. Rice III
John R. Rice III, President

AMINCOR, INC.
(f/k/a Joning Corp.)

FINANCIAL STATEMENTS

Years Ended December 31, 2009 and 2008

AND

Report of Independent Registered Public Accounting Firm

AMINCOR, INC. (F/K/A JONING CORP.)

CONTENTS

December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Amincor, Inc.

We have audited the accompanying balance sheets of Amincor, Inc. (f/k/a Joning Corp.) (the “Company”) as of December 31, 2009 and 2008, and the related statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to report on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financials reporting.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amincor, Inc. as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ ROSEN SEYMOUR SHAPSS MARTIN & COMPANY LLP

New York, New York
August 3, 2010

AMINCOR, INC. (f/k/a Joning Corp.)

BALANCE SHEETS

December 31, 2009 and 2008

	2009	2008
Assets

Assets	$-	$-

Liabilities and Stockholders’ Equity

Liabilities	$-	$-

Stockholders’ equity:
Convertible preferred stock; $0.001 par value; 3,000,000 and -0-
shares were authorized as of December 31, 2009 and 2008,
respectively, no shares were issued and outstanding as of
December 31, 2009 and 2008	-	-
Common stock – class A; $0.001 par value; 22,000,000 and
25,000,000 shares were authorized as of December 31, 2009
and 2008, respectively, 14,126,820 were issued and outstanding
as of December 31, 2009 and 2008	14,127	14,127
Common stock - class B; $0.001 par value; 40,000,000 and -0-
shares were authorized as of December 31, 2009 and 2008,
respectively, no shares were issued and outstanding
as of December 31, 2009 and 2008	-	-
Additional paid-in capital	55,146	55,146
Accumulated deficit	(69,273)	(69,273)

Total stockholders’ equity	-	-

Total liabilities and stockholders’ equity	$-	$-

The accompanying notes are an integral part of these financial statements.

AMINCOR, INC. (f/k/a Joning Corp.)

STATEMENTS OF INCOME

Years Ended December 31, 2009 and 2008

	2009	2008

Revenue	$-	$-

Costs and expenses	-	-

Net income	$-	$-

Income per common share - basic and diluted	$-	$-

Weighted average number of common shares outstanding
Basic and diluted	14,126,820	14,126,820

The accompanying notes are an integral part of these financial statements.

AMINCOR, INC. (f/k/a Joning Corp.)

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2009 and 2008

	Common Stock – Class A		Additional
			Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balances at January 1, 2008	14,126,820	$14,127	$55,146	$(69,273)	$-

Net income for the year ended December 31, 2008	-	-	-	-	-

Balances at December 31, 2008	14,126,820	14,127	55,146	(69,273)	-

Net income for the year ended December 31, 2009	-	-	-	-	-

Balances at December 31, 2009	14,126,820	$14,127	$55,146	$(69,273)	$-

The accompanying notes are an integral part of these financial statements.

AMINCOR, INC. (f/k/a Joning Corp.)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities:
Net income	$-	$-

Net cash used in operating activities	-	-

Cash flows from investing activities:	-	-

Cash flows from financing activities:	-	-

Net increase in cash	-	-

Cash – beginning of year	-	-

Cash – end of year	$-	$-

The accompanying notes are an integral part of these financial statements.

AMINCOR, INC. (f/k/a Joning Corp.)

NOTES TO FINANCIAL STATEMENTS

December 31, 2009 and 2008

1.	Nature of Business and History

Amincor, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on October 8, 1997 under the name of GSE Group, Inc.  On October 20, 1997, the Company changed its name to Global Stock Exchange Corp., on April 18, 2000 to Joning Corp. and on February 2, 2010 to Amincor, Inc.

The Company was originally formed to provide consulting services in the area of reverse mergers to public shell corporations and private companies seeking to gain access to the public markets.  In July 2000 the Company ceased its business activities and on March 8, 2002 the Company filed a Registration Statement on Form 10-SB under the Securities Exchange Act of 1934 (the “Exchange Act”) as a shell company with the purpose of finding a suitable company for a reverse merger transaction.

The Company stopped filing periodic reports under the Exchange Act after October 2004.  On June 2, 2008, the Company elected to discontinue its Exchange Act filings.  The Company continued to be dormant until January 2010 when the Company entered into certain letters of intent as described in Note 6.

2.	Summary of Significant Accounting Policies

The Company was dormant throughout the years ended December 31, 2009 and 2008.  During those years the Company had not engaged in any activities and has had no financial transactions.  Therefore, the Company has had no accounting policies other than to comply with any applicable accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of such financial statements, and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  There were no significant estimates for the years ended December 31, 2009 and 2008.

Income Taxes

GAAP requires that the financial statement effects of an uncertain tax position be recognized based on the outcome that is more likely or than not to occur.  Under this criterion the most likely resolution of an uncertain tax position should be analyzed based on technical merits and on the outcome that will be sustained under examination.

AMINCOR, INC. (f/k/a Joning Corp.)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2009 and 2008

The Company will recognize interest and penalties with respect to uncertain tax positions, if any, as a reduction of any income tax benefits.  The Company has not taken any uncertain tax positions; therefore, no interest and penalties related to uncertain tax positions were accrued as of December 31, 2009 and 2008, respectively.

The Company does not believe that it is currently under examination in any tax jurisdiction, but remains subject to examination in the tax jurisdictions in which it previously operated in until the applicable statutes of limitations expire.  As of December 31, 2009, the Federal tax years that remain subject to examination are from the year ended August 31, 1998 and forward.  The Company does not expect to have a material change to unrecognized tax positions within the next twelve months.

3.	Per Share Information

Basic earnings per share of common stock (“Basic EPS”) is computed by dividing net income by the weighted-average number of shares of common stock outstanding.  Diluted earnings per share of common stock (“Diluted EPS”) is computed by dividing net income by the weighted-average number of shares of common stock, and dilutive common stock equivalents.  GAAP requires the presentation of Basic EPS and Diluted EPS on the face of the Company’s Statements of Income.  There has not been any earnings and therefore, no earnings per share.

4.	Income Taxes

As of December 31, 2009, the Company had approximately $69,000 of federal and state net operating losses.  The net operating loss carryforwards, if not utilized, will begin to expire in 2013.  In addition, these net operating loss carryforwards may be limited in accordance with Section 382 of the Internal Revenue Code of 1986, as amended, based on certain changes in ownership that have occurred and that could occur in the future.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The temporary difference that gives rise to the deferred tax assets is net operating loss carryforwards.  Based on the available objective evidence, including the Company’s history of losses and the scheduled expiration dates of its net operating loss carryforwards, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.  Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets.  Management will review the valuation allowance required periodically and make adjustments as warranted.  The valuation allowance was approximately $28,000 as of December 31, 2009 and 2008, respectively.

AMINCOR, INC. (f/k/a Joning Corp.)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2009 and 2008

5.	Stockholders’ Equity

Change in Authorized Shares

On December 30, 2009, the Company filed an amendment to its Articles of Incorporation changed its authorized shares as follows:

Class A Voting            –   22 million
Class B Voting            –   40 million
Convertible Preferred  –     3 million

Convertible Preferred Stock

The Company may at any time or from time to time redeem on a pro rata basis issued and outstanding preferred shares by paying the holders of preferred stock $100 for each share redeemed.  In the event of liquidation, dissolution, or winding up of the Company, the preferred shares are entitled to a payment of $100 per share before any payment is made to or set aside for the holders of common shares.

On or after January 1, 2011, any holders of the convertible preferred shares are entitled to convert their shares into Class B common shares on the basis of 10 shares of common stock for each preferred share.

Common Stock

The holders of both Class A and Class B common shares are entitled to dividends, if declared by the Board of Directors, however no dividends can be paid on common stock until all shares of convertible preferred stock have been redeemed or converted to common stock.  The holders of Class B common stock do not have any voting rights.  In the event of liquidation, the holders of both classes are entitled to share ratably in all assets remaining after payment of all liabilities and any preferences on preferred stock that may be then outstanding.  The common stockholders do not have any cumulative or preemptive rights.

6.	Subsequent Events

Letters of Intent

On January 28, 2010, the Company entered into separate letters of intent to acquire the outstanding stock of the following companies, which would become wholly owned subsidiaries (“Prospective Subsidiaries”) of the Company upon closing:

AMINCOR, INC. (f/k/a Joning Corp.)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2009 and 2008

Tyree Holdings Corp.
Tulare Holdings, Inc.
Epic Sports International, Inc. (f/k/a Klip America, Inc.)
Baker’s Pride, Inc.
Imperia Masonry Supply Corp.
Whaling Distributors, Inc.
   Allentown Metal Works, Inc.

The Company would acquire all of the issued and outstanding stock of the Prospective Subsidiaries.  Upon the completion of each acquisition and pursuant to an executed agreement (each a “Definitive Agreement”), the acquired companies would become wholly owned subsidiaries of the Company.

Each Definitive Agreement is subject to the following conditions:

a)	A complete and satisfactory due diligence review by the Company of the books and records of the prospective subsidiary,

b)	The occurrence of no material changes in the Company’s business or capitalization between the date of signing the Definitive Agreement and the date of closing,

c)	The completion of audited financial statements of the prospective subsidiary according to the rules of the United States Securities Exchange Commission,

d)	Approval of the share exchange by the Company’s Board of Directors, and

e)	Confirmation that the representations and warranties of the prospective subsidiary are true and accurate in all material aspects.

A letter of intent can be terminated:

a)	By mutual consent of all parties, or

b)
By either party if the Definitive Agreement relating to the transaction has not been executed by the later of December 31, 2010, or 30 days from the completion of the audits of the prospective subsidiary’s financial statements.

None of the parties would have any liability to the other if either party failed to execute a Definitive Agreement for any reason or for no reason.  After the completion of the Company’s due diligence reviews, the letters of intent to acquire Whaling Distributors, Inc. and Allentown Metal Works, Inc. were terminated by the Company.

AMINCOR, INC. (f/k/a Joning Corp.)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2009 and 2008

Equity transactions

On March 2, 2010, the Company issued 21,176,262 restricted shares of Class B non-voting common stock and 1,752,823 shares of preferred stock to accredited institutional investors.

Two related entities assigned the interests they held in certain promissory notes which were in default and therefore had a zero book value.  These two related entities had the right to foreclose on the collateral securing the promissory notes. In exchange for the debt, the Company issued shares to the equity holders of the related entities.  ASC paragraph 805-50-30-5 states that when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.   Since the defaulted loans on the books and records of the related parties were fully reserved, the Company recognized no carrying value upon the transfer, in accordance with GAAP for entities under common control.  Therefore, no assets, liabilities, gain or loss and resultant change in equity was recognized at the time of the exchange.

On August 2, 2010, 7,056,856 shares of Class A common stock owned by certain shareholders of the Company were retired.  These shares were retired in order to reduce their proportionate ownership interest in the Company in order to be fair and equitable to all of the other investors in the Company. No consideration was paid to the shareholders for the retirement of these shares.

Acquisition of Tulare Holdings, Inc.

On August 3, 2010, the Company exercised its right under the letter of intent and acquired Tulare Holdings, Inc. (“Holdings”) according to the provisions of the letter of intent.  Holdings, a Delaware corporation was incorporated on December 29, 2008, and was owned 75% and 25% by two related entities under common control.  Holdings is the parent of Tulare Frozen Foods, LLC (“Tulare”), a California limited liability company.  On December 31, 2009, the shareholders of the related entities that owned Tulare’s defaulted debt exchanged their interest in the debt for shares of the Company. On January 5, 2010, the President of Holdings purchased ten shares of Holdings’ common stock. Prior to the acquisition and in conjunction with the exchange of their interest in Tulare’s debt, the Holdings’ shares owned by two related entities were retired.

Certain officers, directors and shareholders of the Company were also officers and directors of Holdings and they have exerted significant influence on the decision making for both companies.

Pursuant to a Share Exchange Agreement dated as of July 30, 2010, by among the Company, Holdings, and Holdings’ President, the Company formally acquired all of the issued and outstanding common stock of Holdings in exchange for the issuance of 1,600 shares of the Company’s restricted Class A shares.

AMINCOR, INC. (f/k/a Joning Corp.)

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2009 and 2008

The above transactions have been treated as exchanges of shares between entities under common control. These transactions will not be treated as business combinations in accordance with ASC 805.  Under GAAP, the guidance related to business combinations does not apply to combinations between entities or businesses under common control.  When accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests is to initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

AMINCOR, INC. (f/k/a Joning Corp.) CONDENSED FINANCIAL STATEMENTS For The Six Months Ended June 30, 2010 (UNAUDITED)

AMINCOR, INC. (F/K/A JONING CORP.)

CONTENTS

June 30, 2010

AMINCOR, INC. (f/k/a Joning Corp.)

CONDENSED BALANCE SHEET (UNAUDITED)

June 30, 2010

Assets

Assets	$-

Liabilities and Stockholders’ Equity

Liabilities	$-

Stockholders’ equity:
Convertible preferred stock; $0.001 par value; 3,000,000
were authorized, 1,752,823 were issued and outstanding	1,753
Common stock – class A; $0.001 par value; 22,000,000 were
authorized, 14,126,820 were issued and outstanding	14,127
Common stock – class B; $0.001 par value; 40,000,000 were
authorized, 21,176,262 were issued and outstanding	21,176
Additional paid-in capital	32,217
Accumulated deficit	(69,273)

Total stockholders’ equity	-

Total liabilities and stockholders’ equity	$-

The accompanying notes are an integral part of these condensed financial statements.

AMINCOR, INC. (f/k/a Joning Corp.)

CONDENSED STATEMENT OF INCOME (UNAUDITED)

For the Six Months Ended June 30, 2010

Revenue	$-

Costs and expenses	-

Net income	$-

Net income per common share - basic and diluted	$-

Weighted average number of common shares outstanding
Basic and diluted	28,283,327

The accompanying notes are an integral part of these condensed financial statements.

AMINCOR, INC. (f/k/a Joning Corp.)

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY (UNAUDITED)

For the Six Months Ended June 30, 2010

	Convertible Preferred Stock		Common Stock – Class A		Common Stock – Class B		Additional
							Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances at January 1, 2010	-	$-	14,126,820	$14,127	$-	-	$55,146	$(69,273)	$-

Issuance of preferred and common stock to accredited investors	1,752,823	1,753	-	-	21,176,262	21,176	(22,929)	-	-

Net income for the six months ended June 30, 2010	-	-	-	-	-	-	-	-	-

Balances at June 30, 2010	1,752,823	$1,753	14,126,820	$14,127	21,176,262	$21,176	$32,217	$(69,273)	$-

The accompanying notes are an integral part of these condensed financial statements.

AMINCOR, INC. (f/k/a Joning Corp.)

CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

For The Six Months Ended June 30, 2010

Cash flows from operating activities:
Net income	$-

Net cash used in operating activities	-

Cash flows from investing activities	-

Cash flows from financing activities	-

Net increase in cash	-

Cash – beginning of period	-

Cash – end of period	$-

The accompanying notes are an integral part of these condensed financial statements.

AMINCOR, INC. (f/k/a Joning Corp.)

CONDENSED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2010

1.	Nature of Business and History

Amincor, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on October 8, 1997 under the name of GSE Group, Inc.  On October 20, 1997, the Company changed its name to Global Stock Exchange Corp., on April 18, 2000 to Joning Corp. and on February 2, 2010 to Amincor, Inc.

The Company stopped filing periodic reports under the Exchange Act after October 2004.  On June 2, 2008, the Company elected to discontinue its Exchange Act filings.

On January 28, 2010, the Company entered into separate letters of intent to acquire the outstanding stock of the following companies which would become wholly owned subsidiaries (“Prospective Subsidiaries”) of the Company upon closing:

Tyree Holdings Corp.
Tulare Holdings, Inc.
Epic Sports International, Inc.
Baker’s Pride, Inc.
Imperia Masonry Supply Corp.
Whaling Distributors, Inc.
Allentown Metal Works, Inc.

The Company would acquire all of the issued and outstanding stock of the Prospective Subsidiaries.  Upon the completion of each acquisition and pursuant to an executed agreement (each a “Definitive Agreement”), the acquired companies would become wholly owned subsidiaries of the Company.

Each Definitive Agreement is subject to the following conditions:

a)	A complete and satisfactory due diligence review by the Company of the books and records of the prospective subsidiary,

b)	The occurrence of no material changes in the Company’s business or capitalization between the date of signing the Definitive Agreement and the date of closing,

c)	The completion of audited financial statements of the prospective subsidiary according to the rules of the United States Securities and Exchange Commission,

d)	Approval of the share exchange by the Company’s Board of Directors, and

e)	Confirmation that the representations and warranties of the prospective subsidiary are true and accurate in all material aspects.

AMINCOR, INC. (f/k/a Joning Corp.)

CONDENSED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2010

A letter of intent can be terminated:

a)	By mutual consent of all parties, or

b)
By either party if the Definitive Agreement relating to the transaction has not been executed by the later of December 31, 2010, or 30 days from the completion of the audits of the prospective subsidiary’s financial statements.

None of the parties would have any liability to the other if either party failed to execute a Definitive Agreement for any reason or for no reason.  After the completion of due diligence reviews, the letters of intent to acquire Whaling Distributors, Inc. and Allentown Metal Works, Inc. were terminated by the Company.

2.	Basis of Presentation

The accompanying condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted for interim financial statement presentation (“GAAP”).  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted for complete financial statement presentation. In the opinion of management, all adjustments for a fair statement of the results of operations and financial position of the interim period presented have been included.  The results of operations for the interim period presented is not necessarily indicative of the results of operations to be expected for the year.  These condensed financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2009 and 2008.

3.	Per Share Information

Basic earnings per share of common stock (“Basic EPS”) is computed by dividing net income by the weighted-average number of shares of common stock outstanding.  Diluted earnings per share of common stock (“Diluted EPS”) is computed by dividing net income by the weighted-average number of shares of common stock, and dilutive common stock equivalents.  GAAP requires the presentation of Basic EPS and Diluted EPS on the face of the Company’s Statements of Income.  Common stock equivalents were excluded from the computation of Diluted EPS for the six months ended June 30, 2010, as their effect on the computation of Diluted EPS would have been anti-dilutive.  There has not been any earnings and therefore, no earnings per share.

4.	Equity Transaction

On March 2, 2010, the Company issued 21,176,262 restricted shares of Class B non-voting common stock and 1,752,823 shares of preferred stock to accredited institutional investors.

AMINCOR, INC. (f/k/a Joning Corp.)

CONDENSED NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2010

Two related entities assigned the interests they held in certain promissory notes that were in default and therefore had a zero book value.  These two related entities had the right to foreclose on the collateral securing the promissory notes. In exchange for the debt, the Company issued shares to the equity holders of the related entities.  ASC paragraph 805-50-30-5 states that when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests shall initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.  Since the defaulted loans on the books and records of the related parties were fully reserved, the Company recognized no carrying value upon the transfer, in accordance with GAAP for entities under common control.  Therefore, no assets, liabilities, gain or loss and resultant change in equity was recognized at the time of the exchange.

5.	Subsequent Events

On August 2, 2010, 7,056,856 shares of Class A common stock owned by certain shareholders of the Company were retired.  These shares were retired in order to reduce their proportionate ownership interest in the Company in order to be fair and equitable to all of the other investors in the Company. No consideration was paid to the shareholders for the retirement of these shares.

On August 3, 2010, the Company exercised its right under the letter of intent and acquired Tulare Holdings, Inc. (“Holdings”) according to the provisions of the letter of intent.  Holdings, a Delaware corporation was incorporated on December 29, 2008, and was owned 75% and 25% by two related entities under common control.  Holdings is the parent of Tulare Frozen Foods, LLC (“Tulare”), a California limited liability company.  On December 31, 2009, the shareholders of the related entities that owned Tulare’s defaulted debt exchanged their interest in the debt for shares of the Company.  On January 5, 2010, the President of Holdings purchased ten shares of Holdings’ common stock. Prior to the acquisition and in conjunction with the exchange of their interest in Tulare’s debt, the Holdings’ shares owned by the two related entities were retired.

Certain officers, directors, and shareholders of the Company were also officers and directors of Holdings and they have exerted significant influence on the decision making for both companies.

Pursuant to a Share Exchange Agreement dated as of July 30, 2010, by among the Company, Holdings, and Holdings’ President, the Company formally acquired all of the issued and outstanding common stock of Holdings in exchange for the issuance of 1,600 shares of the Company’s restricted Class A shares.

The above transactions have been treated as exchanges of shares between entities under common control and will not be accounted for as a business combination in accordance with ASC 805 as described in the previous Note.  Consequently, the assets and liabilities will be recognized at the same carrying amounts they had in the accounts of the transferring entity at the date of transfer.

TULARE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS Years Ended December 31, 2009 and 2008 AND INDEPENDENT AUDITORS’ REPORT

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONTENTS

December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Tulare Holdings, Inc. and Subsidiary
Lindsay, California

We have audited the accompanying consolidated balance sheets of Tulare Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations, and changes in equity (deficit) and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tulare Holdings, Inc. and Subsidiary at December 31, 2009 and 2008, and the results of its consolidated operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ ROSEN SEYMOUR SHAPSS MARTIN & COMPANY LLP

New York, New York
August 3, 2010

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008

	2009	2008
Assets

Current assets:
Cash	$11,725	$22,968
Due from factor – related party	2,448,315	2,766,261
Inventory	1,440,385	1,430,528
Prepaid expenses and other current assets	77,652	26,116

Total current assets	3,978,077	4,245,873

Property and equipment – net of accumulated depreciation
of $137,724 in 2009 and $43,655 in 2008	393,104	402,890

Security deposits	216,667	279,667

Total assets	$4,587,848	$4,928,430

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$1,501,581	$600,803
Loan payable – related party	1,600,000	10,700,127
Accrued interest – related party	-	651,851
Accrued rent – related party	960,000	480,000
Accrued expenses and other current liabilities	193,860	150,788

Total current liabilities	4,255,441	12,583,569

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock – authorized 1,500 shares no par value;
issued and outstanding – 150 shares	2,000	2,000
Additional paid-in capital	15,708,524	305,177
Accumulated deficit	(15,378,117)	(7,962,316)

Total stockholders’ equity (deficit)	332,407	(7,655,139)

Total liabilities and stockholders’ equity (deficit)	$4,587,848	$4,928,430

The accompanying notes are an integral part of these consolidated financial statements.

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2009 and 2008

	2009	2008

Net sales	$11,324,456	$11,369,141

Cost of sales	10,919,274	15,490,647

Gross profit (loss)	405,182	(4,121,506)

Operating expenses:
Selling	993,124	742,788
General and administrative	943,049	997,262

Total operating expenses	1,936,173	1,740,050

Loss from operations	(1,530,991)	(5,861,556)

Interest expense – related party	(5,884,810)	(2,100,760)

Net loss	$(7,415,801)	$(7,962,316)

The accompanying notes are an integral part of these consolidated financial statements.

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

Years Ended December 31, 2009 and 2008

				Additional		Total
	Members’	Common Stock		Paid-in	Accumulated	Equity
	Equity	Shares	Amount	Capital	Deficit	(Deficit)

Balance – January 1, 2008	$-	-	$-	$-	$-	$-

Issuance of members’ units	2,000	-	-	-	-	2,000

Net assets contributed by members	305,177	-	-	-	-	305,177

Change in form of ownership on December 29, 2008	(307,177)	150	2,000	305,177	-	-

Net loss	-	-	-	-	(7,962,316)	(7,962,316)

Balance – December 31, 2008	-	150	2,000	305,177	(7,962,316)	(7,655,139)

Conversion of loan and accrued interest assumed by stockholders	-	-	-	15,403,347	-	15,403,347

Net loss	-	-	-	-	(7,415,801)	(7,415,801)

Balance – December 31, 2009	$-	150	$2,000	$15,708,524	$(15,378,117)	$332,407

The accompanying notes are an integral part of these consolidated financial statements.

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities:
Net loss	$(7,415,801)	$(7,962,316)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	94,069	43,655
Changes in operating assets and liabilities:
Inventory	(9,857)	(1,123,351)
Prepaid expenses and other assets	11,464	(305,783)
Accounts payable and accrued expenses	943,850	751,591
Accrued interest – related party	3,517,657	651,851
Accrued rent – related party	480,000	480,000

Net cash used in operating activities	(2,378,618)	(7,464,353)

Cash flows from investing activities:
Purchases of property and equipment	(84,283)	(446,545)

Net cash used in investing activities	(84,283)	(446,545)

Cash flows from financing activities:
Due from factor – related party – net	317,946	(2,766,261)
Net repayments/borrowings from loan – related party	2,133,712	10,700,127

Net cash provided by financing activities	2,451,658	7,933,866

Net (decrease) increase in cash	(11,243)	22,968

Cash – beginning of year	22,968	-

Cash – end of year	$11,725	$22,968

Supplemental cash flow information:
Interest paid	$3,018,704	$1,130,042

Supplemental schedule of non-cash operating and financing activities:
Loan and interest payable – related party converted to equity	$15,403,347	$-

Net assets contributed to the Company in exchange for equity	$-	$307,177

The accompanying notes are an integral part of these consolidated financial statements.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

1.	Organization and Nature of Business

Tulare Holdings, Inc. (“Holdings”) and its wholly-owned subsidiary, Tulare Frozen Foods, LLC (“Tulare”) (collectively, the “Company”) prepare frozen vegetables (primarily spinach) from produce purchased from growers.  The Company’s products are sold to the food service industry under a private label.

Holdings was incorporated on December 29, 2008.  At that date, 100% of the membership interest in Tulare was contributed to Holdings by Tulare’s two members who have significant operating control in Holdings.

Tulare was formed on October 5, 2007 and commenced operations on January 9, 2008.  For the period from January 1, 2008 through January 8, 2008 (Stub-period), there was no significant activity or transactions.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Holdings and its wholly owned subsidiary, Tulare.  All significant intercompany transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less to be cash equivalents.  There were no cash equivalents as of December 31, 2009 and 2008.

Inventory

Inventory consists of frozen produce and related packaging materials and is valued at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment

Property and equipment is stated at cost and the related depreciation is computed using the straight-line method over the respective assets’ useful lives, as follows:

Machinery and equipment	5-10 years
Building improvements	10 years

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

Improvements to leased premises are amortized over the lesser of their estimated useful lives or the remaining lease terms.  Expenditures for repairs and maintenance are charged to expense as incurred.  When equipment is retired or otherwise disposed of the cost and related accumulated depreciation is removed from the accounts and any resulting gain or loss is recognized in net income or loss.

Impairment to Long-Lived Assets

The Company evaluates the fair value of long-lived assets on an annual basis or whenever events or changes in circumstances indicate that its carrying amounts may not be recoverable.  Accordingly, any impairment of value is recognized when the carrying amount of a long-lived asset exceeds its fair value.  No impairment losses have been recognized.

Revenue Recognition

Revenue is recognized upon shipment of the product.  Allowances, credits and other adjustments are recorded in the period the related sales occur.

Income Taxes

The Company accounts for income taxes in accordance with using the liability method, which provides for an asset and liability approach to accounting for income taxes.  Under this method, deferred tax assets and liabilities are recorded for tax effects of temporary differences between the financial reporting and tax basis of assets and liabilities, and measured using the current tax rates and laws that are expected to be in effect when the underlying assets or liabilities are anticipated to be recovered or settled.  The Company records a valuation allowance based on whether its deferred tax assets will, more likely than not, result in any future tax benefits.

For the year ended December 31, 2008, the Company was a limited liability company (“LLC”) under the Internal Revenue Code, whereby the members’ of the Company include there proportionate share of the Company’s taxable income or loss in their individual tax returns. At December 31, 2009, the Company and its subsidiaries are subject to the federal and state tax jurisdictions in which the Company operates.

Generally accepted accounting principles (“GAAP”) require that, in applying the liability method, the financial statement effects of an uncertain tax position be recognized based on the outcome that is more likely than not to occur.  Under this criterion the most likely resolution of an uncertain tax position should be analyzed based on technical merits and on the outcome that will likely be sustained under examination.  These requirements became effective for annual financial statements beginning after December 15, 2008 and the Company adopted them as of January 1, 2009.

As of December 31, 2009, the Company has determined that it has no uncertain tax positions that require either recognition or disclosure in the consolidated financial statements.

The Company’s income tax returns for the years 2008 and 2009 are subject to examination by federal and state income tax authorities.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

Fair Value of Financial Instruments

GAAP has established a framework for measuring fair value that is based on a hierarchy which prioritizes the inputs to valuation techniques according to the degree of objectivity necessary.  The fair value hierarchy of the inputs to valuation techniques used to measure fair value is divided into three broad levels of objectivity:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement. They are based on best information available in the absence of level 1 and 2 inputs.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value as required by ASC 825:

Cash:  The carrying amount approximates fair value because of the liquidity of those instruments.

Due from factor and accounts payable:  The carrying amount approximates fair value because of the short-term duration of those instruments.

Purchase order financing:  The carrying amount approximates fair value based on current market conditions and interest rates available to the Company for similar financial instruments.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include, but are not limited to, the useful life of tangible assets, depreciation and amortization and inventory obsolescence.  Actual results could differ from these estimates.

Shipping and Handling Costs

Shipping and handling costs are recorded within cost of sales in the consolidated statements of operations.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

3.	Due from Factor – Related Party

On January 9, 2008, the Company entered into a factoring agreement with a related party (“factor”). The factor assumed credit risks for all credit-approved accounts, with the Company responsible for collection on customer claims and charge-backs.  The Company pays a factoring commission of 1% on each invoice, with an additional commission of 1.5% for each 30-day period the invoice remains uncollected after 60 days.  The Company pays monthly interest on all outstanding invoices at the end of each month at a rate of 16% per annum.  The Company can request advances of up to 80% of factored accounts based on customer credit limits.  Under the terms of the agreement, the factor established a reserve account which controls the activity under the agreement.  The factor agreement is secured by substantially all the assets of the Company.  Factor fees (inclusive of commissions and interest) amounted to $172,749 and $247,295 for the years ended December 31, 2009 and 2008, respectively.

4.	Inventory

Inventory at December 31, 2009 and 2008 consists of the following:

	2009	2008

Finished goods	$961,552	$959,715
Packaging supplies	478,833	470,813

	$1,440,385	$1,430,528

5.	Property and Equipment

Property and equipment as of December 31, 2009 and 2008, consists of the following:

	2009	2008

Building improvements	$12,386	$-
Machinery and equipment	518,442	446,545
	530,828	446,545
Accumulated depreciation	(137,724)	(43,655)

	$393,104	$402,890

Depreciation expense amounted to $94,069 and $43,655 for the years ended December 31, 2009 and 2008, respectively.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

6.	Income Taxes

As of December 31, 2009, net deferred tax assets was approximately $3,227,000, resulting primarily from the future tax benefit of net operating loss carryforwards. As of December 31, 2008, there were no net deferred taxes as the Company was an LLC. Under the liability method, the Company has provided a valuation allowance against its net deferred tax assets as of December 31, 2009.  The valuation allowance against the deferred tax assets increased by approximately $3,227,000 during the year ended December 31, 2009.

The Company evaluates deferred income taxes annually to determine if the valuation allowance should be adjusted.  The Company assesses whether a valuation allowance should be established against the deferred tax assets based on consideration of all available evidence, both positive and negative, using a more likely than not standard.  This assessment considers, among other matters, the nature, frequency of recent income and losses, forecasts of future profitability, and the duration of the statutory carryforward period.  In making such judgment, significant weight is given to evidence that can be objectively verified.

A valuation allowance has been established for deferred tax assets based on a more likely than not threshold.  The Company’s ability to realize deferred tax assets depends on the Company’s ability to generate sufficient taxable income within the carryforward periods provided for in the tax law for each applicable tax jurisdiction.

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2009 and 2008 are presented below:

	2009	2008

Deferred tax assets:
Net operating loss carryforwards	$3,035,000	$-
Related party rent	192,000	-
	3,227,000	-
Less deferred tax valuation allowance	3,227,000	-

Net deferred income tax asset	$-	$-

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

The provision for income taxes is presented below as follows:

Year Ended December 31,
	2009	2008

Current:
Federal	$-	$-
State	-	-

	-	-

Deferred:
Federal	-	-
State	-	-

	-	-

Provision for income taxes	$-	$-

The Company’s effective rate differs from the statutory federal income tax rate of 34%, primarily due to the effect of state and local income taxes and the impact of recording a valuation allowance to offset the potential future tax benefit resulting from net operating loss carry forwards for all years presented.  The following is a reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate for the years ended December 31, 2009 and 2008:

	2009	2008

Federal statutory rate	(34.00)%	0.00%
State and local income taxes, net of
federal tax benefit	(6.00)%	0.00%
Timing difference	2.38%	0.00%
Net operating loss carryforwards	37.62%	0.00%
Change to valuation allowance	0.00%	0.00%

Effective tax rate	(0.00)%	0.00%

As of December 31, 2009, the Company’s federal net operating losses were approximately $7,588,000.  The federal net operating losses expire from the year ending 2029.  These net operating loss carryforwards may be limited in accordance with Section 382 of the Internal Revenue Code of 1986, as amended, based on certain changes in ownership that have occurred, or could occur in the future.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

7.	Loan Payable – Related Party

On January 17, 2008, the Company entered into a purchase order financing agreement (as amended) with a related party (“lender”). The purchase order financing agreement matures on January 17, 2013.  Under the agreement, the Company is allowed to take advances in an amount equal to the lesser of (a) $2,800,000 or (b) the borrowing base (50% of eligible inventory) for the then immediately preceding calendar month.

Payment on advances are due on the earlier of sixty days from the date of an advance or the day on which any of the goods paid for by an advance are shipped to a customer under the factoring agreement.  Under the purchase order financing agreement, the Company pays a cash advance guarantee fee (interest) of 2.5% for the first thirty days that each advance is outstanding and 1.25% for each fourteen days thereafter that the advance remains outstanding.  The Purchase Money Advances are secured by a promissory note from the Company covering the entire amount.  The agreement requires the Company to maintain certain financial covenants.  At December 31, 2009 the Company was not in compliance with those financial covenants and has obtained a waiver from the lender. The purchase order finance agreement is secured by substantially all assets of the Company.  Interest amounted to approximately $5,546,000 and $1,797,000 for the years ended December 31, 2009 and 2008, respectively.

On December 31, 2009, $15,403,347 of related party loan and accrued interest under the purchase order financing agreement was converted into additional equity of the Company.  There was no conveyance of equity instruments upon the debt conversion. This conversion occurred in anticipation of the acquisition of the Company by a related party under common control (see Note 11). Therefore since it was a direct conversion to equity, no gain or loss was recognized. The controlling members of the lender were Board members of the Company prior to the conversion. As of December 31, 2009 and 2008, the Company owed $1,600,000 and $11,351,978, respectively, under the purchase order financing agreement.

On January 1, 2010, the purchase order financing agreement was amended to change the interest rate to 16% per annum.  All other terms of the purchase order financing agreement remain unchanged.

8.	Lease Commitments

On January 9, 2008, the Company leased certain office and warehouse space and equipment, under operating leases which expire on January 9, 2028.  These leases are between the Company and Capstone Business Credit, LLC, a related party.  The office and warehouse space carry renewal provisions and require the Company to pay real estate taxes, maintenance and other costs.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

As of December 31, 2009, future minimum lease payments required under non-cancelable operating leases were as follows:

Years Ending
December 31,	Warehouse	Equipment	Total

2010	$280,000	$200,000	$480,000
2011	280,000	200,000	480,000
2012	280,000	200,000	480,000
2013	280,000	200,000	480,000
2014	280,000	200,000	480,000
Thereafter	3,640,000	2,600,000	6,240,000

	$5,040,000	$3,600,000	$8,640,000

Rental and lease expense, including related party leases, was $480,000 for both of the years ended December 31, 2009 and 2008.

The Company subleased a portion of its premises to an unrelated party at a monthly rental of $10,038 through March 2009.  For the years ended December 31, 2009 and 2008, rental income amounted to $109,780 and $40,798, respectively.  The rental income has been recorded as a reduction to general and administrative expenses in the accompanying consolidated financial statements.

9.	Concentrations of Credit Risk

Cash

The Company places its cash balances with various stable financial institutions, which may at times exceed the Federal Deposit Insurance Corporation (“FDIC”) limit.  The Company believes that the risk of loss as a result of this policy is negligible.  At December 31, 2009 and 2008, the Company’s cash balances did not exceed the FDIC insurance limit.

Major Customers

Two customers accounted for approximately $10,300,000 or 91% of gross sales for the year ended December 31, 2009.  The same two customers accounted for approximately $10,500,000 or 92% of gross sales for the year ended December 31, 2008.

Major Vendors

The Company has agreements with various vendors for the purchase of its agricultural products on a seasonal basis.  For the year ended December 31, 2009, the Company purchased a substantial portion of its product from three of these vendors.  Purchases from these vendors totaled approximately $1,980,000 or 66% of total purchases.  For the year ended December 31, 2008, the Company purchased a substantial portion of its product from the same three vendors.  Purchases from these vendors totaled approximately $1,640,000 or 48% of total purchases.  Accounts payable to one of these vendors amounted to approximately $389,000 or 26% of total accounts payable and approximately $127,000 or 22% of total accounts payable as of December 31, 2009 and 2008, respectively.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

10.	Liquidity

The Company incurred losses and negative cash flows from operations for the years ended December 31, 2009 and 2008.  The Company has suffered from a lack of liquidity because the age of its plant and equipment which are costly to maintain. These additional costs have been reflected in cost of sales in the accompanying consolidated statements of operations.  In 2010 and 2011, managements’ intention is to raise sufficient capital to upgrade the plant and equipment, allowing the Company to be more competitive within the industry.  In addition, the Company is currently implementing a plan to increase working capital.  This will allow the Company to diversify its product base through the importation and distribution of frozen vegetables, thereby improving its liquidity.  The Company will continue to utilize its existing purchase order financing agreement while it negotiates with new asset based lenders that specialize in financing agricultural businesses.

Management is currently seeking to raise additional equity to support the growth of the Company.  Although management is confident that it will succeed in raising additional working capital and equity for the Company, there are no assurances that they will be successful in their endeavors.  However, management believes they have sufficient access to working capital to sustain operations through June 30, 2011.

11.	Subsequent Events

On January 28, 2010, the Company entered into a letter of intent to be acquired by Amincor, Inc. (“Amincor”, formerly known as Joning Corp.), a related party.  Amincor is to acquire all of the issued and outstanding stock of the Company. On August 3, 2010, Amincor exercised its right under the letter of intent and acquired the Company according to the provisions of the letter of intent.

On January 5, 2010, the President of Holdings purchased ten shares of Holdings’ common stock. Prior to Holdings’ acquisition, the Holdings’ shares owned by certain related entities were retired.

TULARE HOLDINGS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For The Six Months Ended June 30, 2010 (Unaudited)

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONTENTS

June 30, 2010

Page

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Condensed Consolidated Balance Sheets	F-41

Condensed Consolidated Statements of Operations and Accumulated Deficit	F-42

Condensed Consolidated Statements of Cash Flows	F-43

Notes to Condensed Consolidated Financial Statements	F-44

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

June 30, 2010

Assets

Current assets:
Cash	$15,631
Due from factor - related party	3,970,517
Inventory	2,498,919
Prepaid expenses and other current assets	94,146
Total current assets	6,579,213

Property and equipment – net of accumulated depreciation
of $193,057	392,443

Security deposits	276,667

Total assets	$7,248,323

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,851,148
Loan payable - related party	2,755,780
Accrued interest - related party	145,947
Accrued rent - related party	1,200,000
Accrued expenses and other current liabilities	262,306

Total current liabilities	7,215,181

Stockholders’ equity:
Common stock – authorized 1,500 shares no par value;
issued 160 shares and outstanding – 10 shares	2,000
Additional paid-in capital	15,708,524
Accumulated deficit	(15,677,382)

Total stockholders’ equity	33,142

Total liabilities and stockholders’ equity	$7,248,323

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
AND ACCUMULATED DEFICIT (UNAUDITED)

For The Six Months Ended June 30, 2010

Net sales	$5,700,849

Cost of sales	4,890,118

Gross profit	810,731

Operating expenses:
Selling	426,111
General and administrative	377,720

Total operating expenses	803,831

Income from operations	6,900

Interest expense - related party	(306,165)

Net loss	(299,265)

Accumulated deficit – beginning	(15,378,117)

Accumulated deficit – ending	$(15,677,382)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULARE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For The Six Months Ended June 30, 2010

Cash flows from operating activities:
Net loss	$(299,265)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation and amortization	55,333
Changes in operating assets and liabilities:
Inventory	(1,058,533)
Prepaid expenses and other current assets	(76,494)
Accounts payable and accrued expenses	1,418,013
Accrued interest - related party	145,947
Accrued rent - related party	240,000

Net cash provided by operating activities	425,001

Cash flows from investing activities:
Purchases of property and equipment	(54,672)

Net cash used in investing activities	(54,672)

Cash flows from financing activities:
Due from factor – related party - net	(1,522,203)
Net repayments/borrowings from loan - related party	1,155,780

Net cash used in financing activities	(366,423)

Net increase in cash	3,906

Cash – beginning of period	11,725

Cash – end of period	$15,631

Supplemental cash flow information:
Interest paid	$160,218

The accompanying notes are an integral part of these condensed consolidated financial statements.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2010

1.	Organization and Nature of Business

Tulare Holdings, Inc. (“Holdings”) and its wholly-owned subsidiary, Tulare Frozen Foods, LLC (“Tulare”) (collectively, the “Company”) prepare frozen vegetables (primarily spinach) from produce purchased from growers.  The Company’s products are sold to the food service industry under a private label.

Holdings was incorporated on December 29, 2008.  At that date, 100% of the membership interest in Tulare was contributed to Holdings by Tulare’s two members who have significant operating control in Holdings.

Tulare was formed on October 5, 2007, and commenced operations on January 9, 2008.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Holdings and its wholly owned subsidiary Tulare.  All significant intercompany transactions have been eliminated in the consolidation.

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted for interim financial statement presentation (“GAAP”).  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted for complete financial statement presentation.  In the opinion of management, all adjustments for a fair statement of the results of operations and financial position for the interim period have been included.  The results of operations for the interim period presented is not necessarily indicative of the results of operations to be expected for the year.  These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the years ended December 31, 2009 and 2008.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed unaudited consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include, but are not limited to, the useful life of tangible assets, depreciation and amortization and inventory obsolescence.  Actual results could differ from these estimates.

TULARE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

June 30, 2010

3.	Loan Payable – Related Party

On January 1, 2010, the Company amended the purchase order financing agreement, which matures on January 17, 2013.  Under the amended agreement, the Company is charged an interest rate of 16% per annum.

At June 30, 2010 the Company was not in compliance with financial covenants and has obtained a waiver from the related party.  Interest amounted to approximately $146,000 for the six months ended June 30, 2010.  As of June 30, 2010, the Company owed the related party $2,755,780, under the purchase order financing agreement.

4.	Acquisition

On January 28, 2010, the Company entered into a letter of intent to be acquired by Amincor, Inc. (Amincor”), formerly known as Joning Corp. and a related party.  Amincor is to acquire all of the issued and outstanding stock of the Company.  On August 3, 2010, Amincor exercised its right under the letter of intent and acquired the Company.

5.	Equity Transactions

On January 5, 2010, the president of Holdings purchased ten shares of Holdings’ common stock.  Prior to Holdings’ acquisition, the Holdings’ shares owned by certain related entities were retired.

6.	Liquidity

The Company incurred losses and negative cash flows from operations for the years ended December 31, 2009 and 2008 and for the six months ended June 30, 2010.  The Company has suffered from a lack of liquidity because the age of its plant and equipment which are costly to maintain.  These additional costs have been reflected in cost of sales in the accompanying consolidated statements of operations.  In 2010 and 2011, managements’ intention is to raise sufficient capital to upgrade the plant and equipment, allowing the Company to be more competitive within the industry.  In addition, the Company is currently implementing a plan to increase working capital.  This will allow the Company to diversify its product base through the importation and distribution of frozen vegetables, thereby improving its liquidity.  The Company will continue to utilize its existing purchase order financing agreement while it negotiates with new asset based lenders that specialize in financing agricultural businesses.

Management is currently seeking to raise additional equity to support the growth of the Company.  Although management is confident that it will succeed in raising additional working capital and equity for the Company, there are no assurances that they will be successful in their endeavors.  However, management believes they have sufficient access to working capital to sustain operations through June 30, 2011.